Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Statement of Additional Information and to the use of our reports dated February 15, 2006, with respect to the financial statements of First Security Benefit Life Insurance and Annuity Company of New York and the financial statements of
T. Rowe Price Variable Annuity Account of First Security Benefit Life Insurance and Annuity Company of New York, included in Post-Effective Amendment No. 13 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 033-83240) and Amendment No. 16 to the Registration Statement under the Investment Company Act of 1940 (Form N-4 No. 811-08726) and the related Statement of Additional Information accompanying the Prospectus for the T. Rowe Price No-Load Variable Annuity.

                                                                   ERNST & YOUNG

Kansas City, Missouri
April 25, 2006